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[LETTERHEAD OF HOUSLEY KANTARIAN AND BRONSTEIN, P.C.]


                     May 24, 1999


Board of Directors
Tri-County Financial Corporation
P.O. Box 38
Waldorf, Maryland 20604-0038

      Re: Tri-County Financial Corporation 1995 Stock Option Plan for Non-employee Directors and Tri-County Financial Corporation 1995 Stock Option and Incentive Plan Registration Statement on Form S-8
            -------------------------------------------------

Gentlemen:

      We have acted as special counsel to Tri-County Financial Corporation, a Maryland corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to an additional 90,400 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the Tri-County Financial Corporation 1995 Stock Option Plan for Non-employee Directors and the Tri-County Financial Corporation 1995 Stock Option and Incentive Plan (together, the "Plans"). You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                            Very truly yours,

                            Housley Kantarian & Bronstein, P.C.


                            By: /s/ Cynthia R. Cross, Esquire
                                -------------------------------
                                Cynthia R. Cross, Esquire